NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Second Quarter Results

Utica, N.Y., July 20, 2006 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today its financial results for the quarter ended June 30, 2006. Net income was $6.8 million, or $0.15 per diluted share for the second quarter, compared to $6.9 million, or $0.14 per diluted share for the second quarter of 2005. The current quarter results were positively impacted by a continuation of very favorable loan quality trends which resulted in a negative provision for loan losses of $2.6 million ($1.6 million after tax) which improved diluted earnings per share by $0.04. However, net interest margin compression has continued in the second quarter of 2006, causing a $3.5 million or 14.0% decrease in net-interest income compared with the year-ago quarter. The Company's net-interest margin was 2.51% in the second quarter, compared with 2.72% in the first quarter of 2006 and 3.08% in the second quarter of 2005.

We have previously reported "core operating earnings", which is net income reported on a GAAP basis, adjusted to exclude certain non-cash items and other items that were not reflective of on-going operations. Because we have had a steady stream of significant transactions that may or may not have been included in our core operating earnings under the available authoritative guidance, we have determined to no longer report that item in our releases. Instead, we will review as part of our earnings releases those items which we believe do not reflect on-going operations, including the impact on our balance sheet or results of operations of those items.

Total assets decreased $59.0 million in the second quarter of 2006 to $3.79 billion as compared to $3.85 billion at March 31, 2006, but are up $14.6 million from December 31, 2005. During the second quarter of 2006 $120.0 million of Federal Home Loan Bank borrowings acquired in the BSB Bancorp, Inc. acquisition in 2004 were called. These advances had a weighted average rate of 4.48% and had maturity dates in 2011. The called advances were recorded at fair value at the time of acquisition, and because of the impact of purchase accounting adjustments, we recorded a $2.8 million gain on extinguishment of debt in non-interest income. In order to replace these borrowings, we would have had to pay rates in the range of 5.40% to 5.80%, which would have resulted in an approximate $1.2 million reduction in net interest income. Alternatively, we decided to sell $86.7 million of our securities portfolio to help meet our liquidity needs. The securities sold had a weighted average yield of 4.31%. The securities were sold at a net loss of $2.8 million. The call of the debt and sale of the securities are examples of items we do not consider to be reflective of on-going operations.

Loans receivable (including net deferred loan costs) increased $49.6 million during the second quarter ($97.2 million year-to-date) reflecting increases in all categories. Commercial (real estate and C&I) loans increased $5.7 million and residential mortgages increased $33.7 million during the second quarter of 2006. Consumer loan growth slowed to $9.2 million in the second quarter, compared to a $28.8 million increase in the first quarter of 2006, as we decided to increase our pricing on indirect auto loans.

John A. Zawadzki, President and CEO of Partners Trust, commented, "We are pleased with the growth in our commercial portfolio this quarter in the midst of a challenging and competitive environment. Originating high quality loans continues to be our primary focus as demonstrated by our ability to maintain strong asset quality. We recorded a negative provision for loan losses this quarter of $2.6 million primarily due to continued net recoveries, despite the flooding which occurred in parts of our market at the end of June. The primary areas of our business impacted by the floods were the Southern tier and Herkimer county. We have examined our credit exposure in these areas and, at this time, there appears to be no significant impact on the loan portfolio. Thankfully, none of our employees were injured and we had no permanent damage to our own buildings or equipment as a result of the flooding."

Non-performing assets were $6.7 million at June 30, 2006, or 0.18% of total assets, compared to $7.1 million or 0.18% of total assets at March 31, 2006 and $6.8 million or 0.18% of total assets at December 31, 2005. In addition to the non-performing loans, we had $10.1 million of performing loans classified as substandard or worse at June 30, 2006, compared with $7.5 million at March 31, 2006 and $8.6 million at December 31, 2005. During the second quarter of 2006, eleven relationships totaling $4.1 million (78.5% C&I) were added to this classification, the largest of which was $1.4 million. We continue to actively pursue collection of previously charged-off loans, resulting in year-to-date net recoveries of $2.5 million through June 30, 2006, following $2.7 million of net recoveries in all of 2005. The allowance for loan losses covered 615.9% of non-performing loans at June 30, 2006, compared to 556.3% at December 31, 2005.

Total deposits were $2.34 billion at June 30, 2006, an increase of $10.7 million from the end of 2005 due to a $33.9 million increase in retail deposits, partially offset by a $23.2 million seasonal decrease in municipal deposits. The increase in retail deposits was in time deposits while all other retail deposit categories decreased.

Net interest income for the three months ended June 30, 2006 totaled $21.6 million, a decrease of $3.5 million from the same period in 2005. This decrease is due to a 57 basis point decrease in our net interest margin in the second quarter of 2006 compared with the prior year period, partially offset by a $175.9 million increase in average interest earning assets. Highly competitive pricing of deposits in our markets has exacerbated the effect of the flattening of the yield curve over the past year, resulting in an increase in rates on short-term time accounts and certain money market accounts. These factors, in combination with a larger portion of our funding being in time accounts and borrowings, have resulted in a 79 basis point increase in our cost of funds. This exceeded the increase in our earning assets yield of 20 basis points. As a result, the net interest margin for the three months ended June 30, 2006 was 2.51%, down from 3.08% in the second quarter of 2005. Net interest margin was 2.72% in the first quarter of 2006.

It is probable that the trend we've experienced of deposits and borrowings repricing up faster than earning assets and our increasing reliance on time accounts and borrowings will continue in the current competitive and interest rate environments, which will put further pressure on our net interest margin.

Non-interest income was $5.6 million for the quarter ended June 30, 2006, compared to $5.9 million in the same period of last year. Service fees decreased $79,000 or 1.9% primarily due to a $108,000 or 4.9% decrease in returned item fees, which had increased steadily during the last three quarters of 2005. Consumer awareness of the fees associated with returned checks has increased causing a change in check-writing habits to minimize these fees. However, returned items fees have increased $160,000 from the first quarter of 2006. The level of returned item fees in future quarters will be dependent upon factors such as seasonal and economic conditions and consumer behavior, which are beyond the control of the Company.

Non-interest expenses were $19.9 million and $20.3 million for the three months ended June 30, 2006 and 2005, respectively, a decrease of $390,000 or 1.9%. The decrease in non-interest expense resulted primarily from a decrease in professional services and technology expense. Professional services decreased as the year-ago quarter included expenses related to processing system enhancements. Technology expense decreased primarily as a result of some hardware and software becoming fully depreciated.

The Company's effective tax rate decreased to 31.8% in the second quarter of 2006, compared with 34.7% in the second quarter of 2005, due primarily to an increase in income exempt from New York state taxes, and to the effect of the recapture of bad debt reserves in 2005, which increased state tax expense in the second quarter of 2005.

During the quarter the Company completed its first share repurchase program which was announced in July 2005. A second share repurchase program was authorized by the board of directors in April 2006 to purchase up to 2.5 million shares (approximately 5%) of our outstanding common stock. Through June 30, 2006 the Company has purchased 1,438,323 shares under the second program. The average cost per share of all shares purchased in the second quarter of 2006 was $11.59.

Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital. This repurchase program is authorized for up to one year, and there can be no assurance that the Company will repurchase all shares authorized for repurchase.

The Company will conduct a conference call at 8:30 a.m. Eastern Time on July 21, 2006, in which management will discuss the Company's financial results and business strategy, followed by a question-and-answer session.

Those wishing to participate in the call may dial toll-free 877-407-8035. A webcast presentation will also be available via the Company's website at http://www.partnerstrust.com through the "Investor Relations" section. A replay of the call will be available until October 21, 2006 by dialing 877-660-6853, account number 286, event ID number 207172.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 34 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven A. Covert, Senior Executive Vice President & COO 315-738-4993

Amie Estrella, Senior Vice President, CFO & Corporate Secretary 315-731-5487

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
	June 30,	December 31,
	2006	2005
Assets	(In thousands, except share data)
Cash and due from banks	$ 59,932	$ 58,137
Federal funds sold	-	-
Total cash and cash equivalents	59,932	58,137
Securities available-for-sale, at fair value	1,031,289	1,118,136
Securities held-to-maturity (fair value of $756 at June 30, 2006 and $794 at December 31, 2005)	756	792
Federal Home Loan Bank of New York ("FHLB") stock	42,228	40,252
Loans held for sale	1,590	1,518
Loans receivable	2,291,187	2,194,035
Less: Allowance for loan losses	(36,303)	(36,451)
Net loans receivable	2,254,884	2,157,584
Premises and equipment, net	25,009	26,263
Accrued interest receivable	15,006	15,131
Bank-owned life insurance	72,107	70,733
Other real estate owned and repossessed assets	839	216
Goodwill	241,775	242,258
Other intangible assets, net	16,193	20,343
Other assets	31,983	27,580
Total Assets	$ 3,793,591	$ 3,778,943

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Non-interest bearing	$ 236,852	$ 237,604
Interest bearing	2,098,432	2,086,956
Total deposits	2,335,284	2,324,560
Borrowings	868,229	834,138
Mortgagors' escrow funds	23,309	19,819
Other liabilities	37,313	29,301
Junior subordinated obligations issued to unconsolidated subsidiary
trusts (Junior subordinated obligations)	43,202	43,202
Total Liabilities	3,307,337	3,251,020

Shareholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	-	-
Common stock, $0.0001 par value, 190,000,000 shares authorized,
50,956,670 shares issued at June 30, 2006 and 50,454,791 shares issued at
December 31, 2005	5	5
Additional paid-in capital	439,787	440,270
Retained earnings	145,138	139,107
Accumulated other comprehensive (loss) income	(17,022)	(10,159)
Treasury stock (5,986,203 shares at June 30, 2006 and 1,889,051 shares at
December 31, 2005)	(69,914)	(22,196)
Unallocated ESOP shares (1,442,368 shares at June 30, 2006 and 1,550,875
Shares at December 31, 2005)	(11,740)	(12,591)
Unearned restricted stock awards	-	(6,513)
Total shareholders' equity	486,254	527,923
Total Liabilities and Shareholders' Equity	$ 3,793,591	$ 3,778,943

	Average Outstanding Balance
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing
deposits	$ 5,584	$ 6,734	$ 3,855	$ 25,768
Securities (1)	1,177,628	1,200,613	1,188,212	1,152,297
Loans held for sale	710	614	606	576
Loans receivable
Residential real estate	1,163,865	1,072,912	1,148,850	1,075,548
Commercial real estate	305,661	320,665	305,201	317,792
Commercial and industrial	157,702	173,992	161,770	182,877
Consumer, including home equity loans	621,467	482,779	608,867	480,522
Net deferred costs	9,931	8,319	12,089	8,810
Loans receivable, net of net deferred costs	2,258,626	2,058,667	2,236,777	2,065,549

Total earning assets	3,442,548	3,266,628	3,429,450	3,244,190

Non-earning assets	396,858	407,926	398,270	414,862
Total assets	$ 3,839,406	3,674,554	$ 3,827,720	$ 3,659,052

Interest bearing liabilities:
Savings deposits	$ 266,644	$ 299,773	$ 266,784	299,082
Money market accounts	477,626	534,674	492,299	534,433
NOW accounts	239,516	235,580	241,223	230,435
Time accounts	1,187,447	991,772	1,148,501	976,255
Borrowings (2)	870,098	750,268	868,933	756,365
Junior subordinated obligations issued
to unconsolidated subsidiary trusts	43,202	43,202	43,202	43,202
Total interest bearing liabilities	3,084,533	2,855,269	3,060,942	2,839,772

Non-interest bearing deposits	224,496	235,277	223,893	234,816
Other non-interest bearing liabilities	27,969	40,212	28,397	38,969
Total liabilities	3,336,998	3,130,758	3,313,232	3,113,557
Shareholders' equity	502,408	543,796	514,488	545,495
Total liabilities and shareholders'
equity	$ 3,839,406	$ 3,674,554	$ 3,827,720	$ 3,659,052

(1) The amounts shown are amortized cost and include FHLB stock.
(2) Borrowings include mortgagors' escrow funds.

	June 30, 2006		March 31, 2006		December 31, 2005
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition:
Residential real estate	$ 1,183,552	52.0%	$ 1,149,816	51.6%	$ 1,119,952	51.4%
Commercial real estate	308,332	13.6%	304,525	13.7%	304,458	14.0%
Commercial and industrial	162,319	7.1%	160,419	7.2%	173,113	7.9%
Consumer, including home equity loans	621,049	27.3%	611,857	27.5%	583,059	26.7%
Total loans receivable	2,275,252	100.0%	2,226,617	100.0%	2,180,582	100.0%
Plus (less):
Net deferred loan costs	15,935		14,984		13,453
Allowance for loan losses	(36,303)		(37,618)		(36,451)
Net loans receivable	$ 2,254,884		$ 2,203,983		$ 2,157,584

Deposit composition:
	June 30, 2006
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$227,698	$9,154	$236,852	10.1%
Interest bearing-checking	216,475	22,447	238,922	10.2%
Total checking	444,173	31,601	475,774	20.3%
Savings	258,401	4,226	262,627	11.2%
Money market	307,420	112,600	420,020	18.0%
Time	997,717	179,146	1,176,863	50.5%
Total deposits	$2,007,711	$327,573	$2,335,284	100.0%

	March 31, 2006
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$219,079	$8,568	$227,647	9.5%
Interest bearing-checking	219,545	25,035	244,580	10.1%
Total checking	438,624	33,603	472,227	19.6%
Savings	264,607	3,897	268,504	11.2%
Money market	321,437	180,568	502,005	20.9%
Time	950,796	208,701	1,159,497	48.3%
Total deposits	$1,975,464	$426,769	$2,402,233	100.0%

	December 31, 2005
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$230,502	$7,102	$237,604	10.2%
Interest bearing-checking	226,399	25,036	251,435	10.8%
Total checking	456,901	32,138	489,039	21.0%
Savings	267,898	3,526	271,424	11.7%
Money market	343,085	181,880	524,965	22.6%
Time	905,935	133,197	1,039,132	44.7%
Total deposits	$1,973,819	$350,741	$2,324,560	100.0%

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(In thousands, except share data)
Interest income:
Loans, including fees	$ 31,949	$ 28,501	$ 62,685	$ 56,812
Federal funds sold and interest bearing deposits	59	49	71	331
Securities	13,696	13,269	27,284	25,058
Total interest income	45,704	41,819	90,040	82,201

Interest expense:
Deposits:
Savings accounts	216	244	429	486
Money market accounts	2,542	1,908	5,020	3,537
Time accounts	11,608	7,808	21,499	15,032
NOW accounts	146	117	284	227
	14,512	10,077	27,232	19,282
Borrowings:
Repurchase agreements	109	73	196	156
FHLB advances	8,572	5,765	16,301	11,500
Mortgagors' escrow funds	72	71	116	117
	8,753	5,909	16,613	11,773
Junior subordinated obligations	875	753	1,711	1,462
Total interest expense	24,140	16,739	45,556	32,517
Net interest income	21,564	25,080	44,484	49,684
Provision for loan losses	(2,627)	-	(2,627)	-
Net interest income after provision for loan losses	24,191	25,080	47,111	49,684

Non-interest income:
Service fees	3,987	4,066	7,599	7,815
Trust and investment services	831	870	1,632	1,656
Income from bank-owned life insurance	716	676	1,373	1,337
Net (loss) gain on sale of securities available-for-sale	(2,790)	76	(2,790)	76
Net gain on sale of loans	40	31	60	89
Gain on extinguishment of debt	2,783	-	2,783	-
Other income	71	141	229	347
Total non-interest income	5,638	5,860	10,886	11,320

Non-interest expense:
Salaries and employee benefits	9,820	9,888	20,339	19,912
Occupancy and equipment expense	2,046	2,011	4,179	4,031
Marketing expense	812	677	1,613	1,538
Professional services	832	1,078	1,594	1,881
Technology expense	1,868	2,027	3,885	3,976
Amortization of intangible assets	2,221	2,291	4,075	4,581
Other expense	2,325	2,342	4,435	4,904
Total non-interest expense	19,924	20,314	40,120	40,823
Income before income tax expense	9,905	10,626	17,877	20,181
Income tax expense	3,147	3,682	5,547	7,044
Net income	$ 6,758	$ 6,944	$ 12,330	$ 13,137

Basic earnings per share	$ 0.15	$ 0.15	$ 0.27	$ 0.28
Diluted earnings per share	$ 0.15	$ 0.14	$ 0.27	$ 0.27

Basic weighted average shares outstanding	44,118,458	47,480,826	44,908,733	47,599,772
Diluted weighted average shares outstanding	44,741,918	48,255,189	45,604,803	48,403,429
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Selected Financial and Other Data: (1)
Performance Ratios:
Return on average assets	0.71%	0.76%	0.65%	0.72%

Return on average equity	5.40%	5.12%	4.83%	4.86%

Return on average tangible equity	11.15%	10.21%	9.79%	9.70%

Efficiency ratio (2)	73.33%	65.88%	72.53%	67.10%

Interest rate information:
Yield on assets	5.33%	5.13%	5.29%	5.11%
Cost of funds	3.14%	2.35%	3.00%	2.31%
Net interest rate spread	2.19%	2.78%	2.29%	2.80%
Net interest margin (3)	2.51%	3.08%	2.62%	3.09%

	June 30, 2006	December 31, 2005
Equity ratios:
Book value per share	$ 11.17	$ 11.23
Book value per share,
including unallocated ESOP shares	10.81	10.87
Tangible book value per share	5.24	5.64
Tangible book value per share
including unallocated ESOP shares	$ 5.08	$ 5.46
Tier 1 leverage ratio	8.12%	9.02%

(1)	Ratios have been annualized where appropriate. Averages are daily averages.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans and gain on extinguishment of debt.
(3)	Net interest income divided by average earning assets.

	June 30, 2006	March 31, 2006	December 31, 2005
	(Dollars in thousands)
Asset Quality:
Non-accruing loans:
Residential real estate	$ 1,381	$ 1,628	$ 1,701
Commercial real estate	2,971	3,698	3,775
Commercial	1,057	854	523
Consumer (1)	353	306	406
Total non-accruing loans	5,762	6,486	6,405
Accruing loans delinquent 90 days or more	132	334	148
Total non-performing loans	5,894	6,820	6,553
Other real estate owned and repossessed assets	839	272	216
Total non-performing assets	$ 6,733	$ 7,092	$ 6,769

Non-performing loans to total loans	0.26%	0.31%	0.30%
Non-performing assets to total assets	0.18%	0.18%	0.18%
Allowance for loan losses to non-performing loans	615.93%	551.58%	556.25%
Allowance for loan losses to total loans (2)	1.60%	1.69%	1.67%

(1) Includes home equity loans.
(2) Total loans excludes loans held for sale.

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$ 37,618	$ 42,796	$ 36,451	$ 42,716
Charge-offs	(924)	(4,097)	(2,290)	(7,871)
Recoveries	2,236	5,010	4,769	8,864
Provision for loan losses	(2,627)	-	(2,627)	-
Allowance for loan losses at end of period	$ 36,303	$ 43,709	$ 36,303	$ 43,709

Net recoveries to average loans (annualized)	0.23%	0.18%	0.22%	0.10%

	2006		2005
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except share data)
Selected Quarterly Financial Data

Interest income	$ 45,704	$ 44,336	$ 44,212	$ 43,324	$ 41,819
Interest expense	24,140	21,416	19,645	18,044	16,739
Net interest income	21,564	22,920	24,567	25,280	25,080
Provision for (recovery of) loan losses	(2,627)	-	-	(9,006)	-
Net interest income after provision for (recovery of) loan losses	24,191	22,920	24,567	34,286	25,080
Net (loss) gain on sale securities available-for-sale	(2,790)	-	38	82	76
Gain on extinguishment of debt	2,783	-	-	-	-
Other non-interest income	5,645	5,248	5,639	5,775	5,784
Non-interest expense	19,924	20,196	19,659	19,457	20,314
Income before income tax expense	9,905	7,972	10,585	20,686	10,626
Income tax expense	3,147	2,400	4,041	7,560	3,682
Net income	$ 6,758	$ 5,572	$ 6,544	$ 13,126	$ 6,944
Basic earnings per share	$ 0.15	$ 0.12	$ 0.14	$ 0.27	$ 0.15
Diluted earnings per share	$ 0.15	$ 0.12	$ 0.14	$ 0.27	$ 0.14
Basic weighted average shares outstanding	44,118,458	45,707,789	46,815,867	47,788,582	47,480,826
Diluted weighted average shares outstanding	44,741,918	46,507,401	47,883,124	48,880,235	48,255,189
Dividends paid per share	$ 0.07	$ 0.07	$ 0.07	$ 0.07	$ 0.07
Net interest margin (1)	2.51%	2.72%	2.89%	3.00%	3.08%
Return on average assets	0.71%	0.59%	0.69%	1.39%	0.76%
Return on average equity	5.40%	4.29%	4.79%	9.48%	5.12%
Efficiency ratio (2)	73.33%	71.75%	65.20%	62.78%	65.88%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and
	non-interest income, excluding gains or losses on securities and loans and gain on extinguishment of debt.